UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2015

NEW YORK MORTGAGE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue

New York, New York 10016

 (Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01           Regulation FD Disclosure.

On March 30, 2015, New York Mortgage Trust, Inc. (the “Company”) issued a press release announcing the appointments described in Item 8.01 of this Current Report on Form 8-K. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 8.01.          Other Events.

On March 30, 2015, the Board of Directors of the Company (the “Board”) unanimously appointed Steven R. Mumma, the Company’s Chief Executive Officer and President, to the additional role of Chairman of the Board, effectively immediately. In connection with Mr. Mumma’s appointment, the Board has appointed Alan L. Hainey, an independent director of the Company, to the newly created position of Lead Director. The appointments follow the Board’s receipt of notice from Douglas E. Neal, Mr. Mumma’s predecessor as Chairman of the Board, that Mr. Neal anticipates entering into a consulting arrangement with RiverBanc LLC, a registered investment advisor that provides investment management services to the Company with respect to its investments in multifamily CMBS and certain commercial real estate-related debt investments and to entities in which the Company has invested. In connection with this potential related party transaction, Mr. Neal offered to resign as a director of the Company. After considering his offer to resign and the potential related party transaction that would result from this new arrangement, the Board determined that it is appropriate that Mr. Neal continue to serve as a director of the Company. The Board, however, has determined that, under the current circumstances, Mr. Neal may have a material relationship with the Company and, as a result, will no longer qualify as “independent” pursuant to the criteria set forth in the Nasdaq Stock Market Rules and the Company’s Corporate Governance Guidelines. Following this change, the Company’s Board continues to be comprised of a majority of independent directors.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being furnished herewith this Current Report on Form 8-K.

99.1                 Press Release dated March 30, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC.
(Registrant)

Date: March 30, 2015	By:	/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer

EXHIBIT INDEX

Exhibit          Description

99.1     Press Release dated March 30, 2015.